EXHIBIT 5.1

August 15, 2008

Board of Directors

Micro Component Technology, Inc.

2340 West County Road C

St. Paul, Minnesota 55113

RE:          REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 filed by Micro Component Technology, Inc. with the Securities and Exchange Commission, relating to a public offering of 8,500,000 shares of common stock, $.01 par value, under the 2008 Non-Qualified Stock Option Plan and Stock Option Agreements with Consultants, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1.                                       The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.                                       Upon issuance by the Company after the Company’s receipt of the purchase price or other compensation for the shares, the shares shall be duly authorized, legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Best & Flanagan LLP